Exhibit 5.2

[LETTERHEAD OF ARKANSAS WESTERN GAS COMPANY]

July 26, 2005

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, New York 10006

Ladies and Gentlemen:

          I am General Counsel of Arkansas Western Gas Company, a subsidiary of Southwestern Energy Company (“Southwestern”), an Arkansas corporation, and as such have acted as the Company’s advisor in connection with the certain legal matters relating to the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of the Registration Statement on Form S-3 (the “Registration Statement”) relating to the offering from time to time, as set forth in the Registration Statement, the form of prospectus contained therein (the “Prospectus”) and one or more supplements to the Prospectus, of Southwestern’s shares of common stock, par value $0.10 per share (“Common Shares”) and debt securities (“Debt Securities” and together with the Common Stock, the “Securities”) up to an aggregate initial public offering price of U.S. $600,000,000.

In arriving at the opinions expressed below, I have reviewed the following documents:

(a)	the Registration Statement;

(b)	the indenture dated as of December 1, 1995 (the “Indenture”) between Southwestern and The First National Bank of Chicago (now J.P. Morgan Trust Company, National Association);

(c)	the amended and restated articles of incorporation and the amended and restated bylaws of Southwestern;

and have examined and relied on the originals or copies certified or otherwise identified to my satisfaction of all such corporate records of Southwestern and such other instruments and other certificates of public officials, officers and representatives of Southwestern and such other persons, and I have made such investigations of law, as I have deemed appropriate as a basis for the opinions expressed below. In rendering the opinions expressed below, I have assumed and not verified that signatures on all documents which I have examined are genuine.

Cleary Gottlieb Steen & Hamilton LLP, p. 2

          Based upon the foregoing and subject to the further assumptions and qualifications set forth below, I am of the opinion that:

          1. Southwestern is a validly existing corporation and in good standing under the laws of Arkansas.

          2. With respect to the Common Shares, when (i) the Board of Directors of Southwestern (the “Southwestern Board”) has taken all necessary corporate action to approve the issuance of and the terms of the offering of the Common Shares and related matters, and (ii) certificates representing the Common Shares have been duly executed, countersigned, registered and delivered either (a) in accordance with the applicable definitive purchase, underwriting or similar agreement approved by the Southwestern Board upon payment of the consideration therefor provided for therein, or (b) upon conversion or exchange of any other Security in accordance with the terms of such Security or the instrument governing such Security providing for such conversion or exchange as approved by the Southwestern Board, for the consideration approved by the Southwestern Board, the Common Shares will be duly authorized, validly issued, fully paid and non-assessable.

          3. With respect to the Debt Securities to be issued under the Indenture, when (i) the Southwestern Board has taken all necessary corporate action to approve the creation, issuance of and the terms of such Debt Securities, the terms of the offering thereof and related matters, (ii) such Debt Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture and any supplemental indenture thereto and (iii) payment of the consideration therefor as set forth in the applicable definitive purchase, underwriting or similar agreement approved by the Southwestern Board has been made, such Debt Securities will be duly authorized and validly issued and will constitute valid and binding obligations of Southwestern, enforceable against Southwestern in accordance with their terms, and entitled to the benefits of the Indenture.

          In so far as the foregoing opinions relate to the valid existence and good standing of Southwestern, they are based solely on a certificate of good standing received from the Secretary of State of the State of Arkansas.

          In rendering this opinion, I express no opinion other than as to the laws of the State of Arkansas.

Cleary Gottlieb Steen & Hamilton LLP, p. 3

     I hereby consent to the filing of this opinion with the Commission as an exhibit to Registration Statement and the reference to me under the heading “Legal Matters” in the Registration Statement and in the Prospectus which forms a part of the Registration Statement and any supplement or supplements to such Prospectus. As of July 22, 2005, I beneficially owned approximately 54,040 shares of the Company’s common stock and options to purchase approximately 53,224 shares of common stock. By giving such consent, I do not admit that I am an expert with respect to any part of the Registration Statement, including this opinion as an exhibit, or otherwise, within the meaning of the term “Expert” as used in the Rules and Regulations of the Commission.

Very truly yours,

/s/ Jeffrey L. Dangeau

Jeffrey L. Dangeau
General Counsel
Arkansas Western Gas Company